As filed with the Securities and Exchange Commission on February 28, 1994

                                                 Registration No. 33-

==========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                             ----------------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                             ----------------

                      CHRYSLER FINANCIAL CORPORATION
          (Exact name of registrant as specified in its charter)

              MICHIGAN                              38-0961430
  (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)              Identification No.)

                           27777 Franklin Road
                        Southfield, Michigan 48034
                              (810) 948-3060
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ROBERT A. LINK, ESQ.
                           27777 Franklin Road
                        Southfield, Michigan 48034
                              (810) 948-3060
        (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                             ----------------

                             with a copy to:
                       MICHAEL L. FITZGERALD, ESQ.
                               Brown & Wood
                          One World Trade Center
                         New York, New York 10048

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.

                             ----------------

      If only securities being registered on this Form are being offered to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                             ----------------

                     CALCULATION OF REGISTRATION FEE

                                                            Proposed          Proposed
                                           Amount           maximum           maximum           Amount of
       Title of each class of              to be         offering price      aggregate         registration
    securities to be registered       registered(1)(2)    per unit(3)    offering price(1)(3)      fee
Debt Securities and Warrants to
 Purchase Debt Securities...........   $2,500,000,000        100%          $2,500,000,000       $862,075

(1) In U.S. dollars or the equivalent thereof in one or more foreign or composite currencies.

(2) Plus such additional principal amount as may be necessary such that, if Debt Securities or Warrants are issued with original issue discount, the aggregate initial offering price of all Debt Securities and Warrants will equal $2,500,000,000.

(3) Estimated solely for the purpose of calculating the registration fee.

                             ----------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             ----------------

      Pursuant to Rule 429 under the Securities Act of 1933, the
Prospectus included in this Registration Statement is a combined prospectus and relates to the Registrant's Registration Statement No. 33-50385 on Form S-3.

==========================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


 SUBJECT TO COMPLETION -- PRELIMINARY PROSPECTUS DATED FEBRUARY 28, 1994


PROSPECTUS
- ----------


               [ CHRYSLER FINANCIAL CORPORATION logotype ]

                       Debt Securities and Warrants

      Chrysler Financial Corporation (the "Company") may offer from time to time its debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness ("Debt Securities"), and warrants to purchase Debt Securities ("Warrants") up to an aggregate initial public offering price of approximately $3,507,725,850 or the equivalent thereof in one or more foreign currencies or composite currencies. Debt Securities and Warrants may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. Unless otherwise provided in any such supplement, the Debt Securities and Warrants will be sold only for U.S. dollars, and the principal of and any interest on the Debt Securities will likewise be payable only in U.S. dollars.

      The Debt Securities will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company. See "Description of Debt Securities".

      The Debt Securities will be secured, pro rata and pari passu with substantially all of the Company's indebtedness for money borrowed for as long as the security interest granted in connection with the Company's principal bank facility is not terminated or otherwise released by the lenders that are parties to such bank facility. See "Description of Debt Securities -- Security."

      Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Warrants of a series may be issuable in registered form ("Registered Warrants") and may be issuable in bearer form ("Bearer Warrants"). Bearer Securities and Bearer Warrants will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

      The terms of the Debt Securities and/or Warrants in respect of which this Prospectus is being delivered, including, where applicable, the specific designation, aggregate principal amount, currency, denominations, maturity, premium, rate (which may be fixed or variable) and time of payment of interest, the nature of any liens securing the Debt Securities, terms for redemption at the option of the Company or the holder, terms for sinking fund payments, terms for exercising the Warrants, the initial public offering price, the names of, and the principal amounts to be purchased by, underwriters and the compensation of any agents and underwriters and other terms in connection with the offering and sale of such Debt Securities and/or Warrants are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

      The Company may offer and sell Debt Securities and Warrants, separately or together, to or through underwriters, and also may offer and sell Debt Securities and Warrants, separately or together, directly to other purchasers or through agents. See "Plan of Distribution". If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement. This Prospectus may not be used to consummate sales of Debt Securities or Warrants unless accompanied by a Prospectus Supplement.

                             ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
    MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------

            The date of this Prospectus is            , 1994.

                          AVAILABLE INFORMATION

      The Company and Chrysler Corporation are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copies may be obtained at the principal office of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and at the following regional offices of the Commission: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Seven World Trade Center, New York, New York, 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of the Company's debt securities are listed.

      The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities and Warrants offered hereby. This Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Debt Securities and Warrants, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1993, which was previously filed with the Commission pursuant to the Exchange Act, is incorporated herein by reference.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities and Warrants shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Prospectus.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY AND ALL DOCUMENTS INCORPORATED BY REFERENCE AS A PART OF THE REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES. REQUESTS SHOULD BE DIRECTED TO: OFFICE OF THE SECRETARY, CHRYSLER FINANCIAL CORPORATION, 27777 FRANKLIN ROAD, SOUTHFIELD, MICHIGAN 48034 (TELEPHONE: (810) 948-3060).

      THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                      CHRYSLER FINANCIAL CORPORATION

GENERAL

      The Company is a financial services organization engaged in automotive retail, wholesale and fleet financing, servicing commercial leases and loans, secured small business financing, property, casualty and other insurance, and automotive dealership facility development and management. All of the Company's common stock is owned by Chrysler Corporation, a Delaware corporation (together with its consolidated subsidiaries, "Chrysler"). The Company's primary objective is to provide financing for automotive dealers and retail purchasers of Chrysler's products. The Company sells significant amounts of automotive receivables acquired in transactions subject to limited recourse provisions. The Company remains as servicer to such receivables for which it is paid a servicing fee. At the end of 1993, the Company had nearly 3,100 employees and its portfolio of receivables managed, which includes receivables owned and serviced for others, totaled $28.3 billion. The Company's executive offices are located at 27777 Franklin Road, Southfield, Michigan 48034; telephone (810) 948-3060.

      The Company's financial condition and liquidity improved during 1993 as it regained full access to the investment grade debt markets. In addition, the Company realized aggregate cash proceeds of $2.4 billion from the sales of certain nonautomotive assets during 1993. At December 31, 1993, approximately 88 percent of the Company's portfolio of receivables managed was automotive-related. The sales of nonautomotive assets over the last two years has made the Company more dependent upon Chrysler. Thus, lower levels of production and sales of Chrysler automotive products would likely result in a reduction in the level of finance operations of the Company. See "Information Concerning Chrysler Corporation."

      THIS PROSPECTUS CONTAINS BRIEF SUMMARIES OF CERTAIN MORE DETAILED INFORMATION CONTAINED IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.


COMPANY OPERATIONS

      The Company's portfolio of finance receivables managed includes receivables owned and receivables serviced for others. Receivables serviced for others primarily represent sold receivables which the Company services for a fee. At December 31, 1993, receivables serviced for others accounted for 69% of the Company's portfolio of receivables managed. Total finance receivables managed at the end of each of the five most recent years were as follows:

                                1993     1992     1991     1990     1989
                                        (in millions of dollars)
Automotive financing.........  $25,011  $22,481  $24,220  $25,117  $24,648
Nonautomotive financing......    3,251    7,657    9,486   10,709   10,763

Total........................  $28,262  $30,138  $33,706  $35,826  $35,411

      Automotive Financing. The Company conducts its automotive finance business principally through its subsidiaries Chrysler Credit Corporation, Chrysler Credit Canada Ltd., and, in Mexico, Chrysler Comercial S.A. de C.V. (collectively, "Chrysler Credit"). Chrysler Credit is the major source of automobile and light duty truck wholesale (also referred to as "floor plan"), and retail financing for Chrysler dealers and their customers throughout North America. At December 31, 1993, Chrysler Credit was providing financing to approximately 2,600 Chrysler dealers who exclusively sell Chrysler products. Chrysler Credit also finances approximately 1,400 dealers who sell non-Chrysler products (either exclusively or together with Chrysler products). Chrysler Credit also offers its floor plan dealers working capital loans, real estate and equipment financing and financing plans for fleet buyers, including daily rental car companies independent of, and affiliated with, Chrysler. The automotive financing operations of Chrysler Credit and such other subsidiaries are conducted through 100 branches in the United States, Canada, Mexico and Puerto Rico.

      During 1993, the Company financed or leased approximately 766,000 vehicles at retail in the United States, including approximately 516,000 new Chrysler passenger cars and light duty trucks representing 25 percent of Chrysler's U.S. retail and fleet deliveries (representing 19 percent of Chrysler's U.S. retail sales and 51 percent of Chrysler's U.S. fleet sales). The Company also financed at wholesale approximately 1,510,000 new Chrysler passenger cars and light duty trucks representing 75 percent of Chrysler's U.S. factory shipments in 1993. Wholesale vehicle financing accounted for 74 percent of the total automotive financing volume of the Company in 1993 and represented 16 percent of gross automotive finance receivables outstanding at December 31, 1993.

      Nonautomotive Financing. The Company has downsized its nonautomotive operations through sales and liquidations over the last several years. During 1993, the Company realized $2.4 billion of aggregate cash proceeds from the sale of substantially all of the consumer and inventory financing businesses of Chrysler First Inc. ("Chrysler First"), and the sale of certain assets of Chrysler Capital Corporation ("Chrysler Capital").

      Chrysler Capital manages commercial leases and loans to clients in over 30 industries through 16 offices throughout the United States. At December 31, 1993, Chrysler Capital managed $2.7 billion of commercial finance receivables compared to $3.2 billion at December 31, 1992. In addition, the Company managed a portfolio of secured small business loans totaling $.6 billion at December 31, 1993.

RISK FACTORS

      Prior to deciding to invest in the Debt Securities, potential purchasers should carefully consider the following factors, together with the information herein contained and incorporated herein by reference.

      Liquidity and Capital Resources. The Company has significant liquidity requirements. If cash provided by operations, borrowings under bank credit lines, continued receivable sales and the placement of term debt does not provide the necessary liquidity, the Company would be required to restrict its financing of Chrysler products and dealers. A significant reduction in such financing support would have a material adverse effect on the Company and Chrysler. Additionally, an impairment of the Company's ability to sell or securitize its receivables, a reduction in Chrysler's automotive product sales, and a variety of other factors could affect the Company's ability to repay its debt at maturity. See, "Chrysler Financial Corporation Selected Consolidated Financial Data -- Liquidity and Capital Resources."

      Relationship with Chrysler. Due to the significant portion of the Company's business that relates to Chrysler and the Company's increasing dependence upon Chrysler, lower levels of production and sales of Chrysler automotive products would likely result in a reduction in the level of finance operations of the Company. The Company's results of operations during the next several years will depend significantly upon the success of Chrysler's new products. The success of Chrysler's new products will depend upon a number of factors, including the economy, competition, consumer acceptance, Chrysler's ability to fund its new product development and facility modernization programs, the effect of governmental regulation and the strength of Chrysler's marketing and dealer networks. See "Information Concerning Chrysler Corporation -- Results of Operations."

      Chrysler Pension Obligations. Chrysler has a substantial unfunded pension obligation. See "Information Concerning Chrysler Corporation -- Capital Requirements and Liquidity." A failure to make the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), without receipt of a statutory waiver, could result in the creation of liens on all of the property of Chrysler and its subsidiaries, including the Company and its subsidiaries, in order to secure any shortfall from the required minimum contribution and could result in the imposition of excise taxes and in the termination of its plans by the Pension Benefit Guaranty Corporation, which would materially adversely affect Chrysler's financial condition. However, Chrysler has made contributions to its pension plans significantly in excess of ERISA minimum requirements. As a result, Chrysler has no significant ERISA minimum contribution requirements over the next four years. In the event that termination liabilities with respect to the plans are incurred, such liabilities would be the joint and several responsibilities of Chrysler and certain of its affiliated entities, including the Company and its subsidiaries. Under certain circumstances, the claims of the Pension Benefit Guaranty Corporation could be legally entitled to priority in right of payment over the rights of the holders of the Debt Securities. In the judgment of Chrysler's management, the possibility is remote that termination liabilities with respect to Chrysler's pension plans will be incurred in the foreseeable future.

                      CHRYSLER FINANCIAL CORPORATION
                   SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data of the Company for the five years ended December 31, 1993 have been derived from the consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 and the report of Deloitte & Touche thereon are incorporated herein by reference. The following selected consolidated financial data should be read in conjunction with such consolidated finanicial statements, related notes and other financial information incorporated herein by reference.

                                                            Year Ended December 31,
                                                   1993     1992     1991     1990     1989
                                                             (dollars in millions)
EARNINGS STATEMENT DATA:(1)
Total interest income...........................  $ 1,418  $ 1,939  $ 2,598  $ 3,293  $ 3,730
Interest expense ...............................      791    1,022    1,446    2,051    2,515
Interest margin.................................      627      917    1,152    1,242    1,215
Other revenues..................................      621      636      623      481      349
Operating expenses..............................      463      595      614      566      574
Provision for credit losses.....................      216      309      421      339      297
Earnings before income taxes and cumulative
 effect of changes in accounting principles.....      267      295      402      476      440
Net earnings(2).................................      129      231      276      313      284

                                                                 December 31,
                                                   1993     1992     1991     1990     1989
Balance Sheet Data:(1)                                       (dollars in millions)
Finance receivables -- net......................  $ 8,659  $ 9,638  $15,015  $20,683  $27,336
Cash and cash equivalents.......................      265      433      522      266      200
Marketable securities...........................      348      333      298      310      310
Assets held for sale............................       --    2,393       --       --       --
Retained interests in sold receivables and other
 related amounts -- net.........................    3,738    3,321    3,449    1,516      461
Amounts due from affiliated companies...........       --       --       67       --       --
Repossessed collateral..........................      269      192      182       93      120
Dealership properties leased -- net.............      423      454      469      464      438
Equipment leased to others -- net ..............      176      333      836      883      774
Other assets....................................      524      451      442      487      451

    Total assets................................  $14,402  $17,548  $21,280  $24,702  $30,090

Short-term notes (primarily commercial paper)...  $ 2,772  $   352  $   339  $ 1,114  $10,061
Bank borrowings.................................       --    5,924    6,633    6,241       --
Senior term debt................................    5,139    4,436    6,742    9,233   11,107
Subordinated term debt..........................       77      585      949    1,686    2,434
Other debt......................................      447      455      518      431      614
Accounts payable, accrued expenses and other ...    1,298    1,270    1,777    1,712    1,861
Amounts due to affiliated companies.............       24       35       --      224      315
Deferred income taxes...........................    1,514    1,493    1,480    1,272      940

    Total Liabilities...........................   11,271   14,550   18,438   21,913   27,332

Shareholder's investment:
  Preferred.....................................       --       --       75      285      375
  Common(3).....................................    3,131    2,998    2,767    2,504    2,383

    Total shareholder's investment..............    3,131    2,998    2,842    2,789    2,758

    Total liabilities and shareholder's
     investment ................................  $14,402  $17,548  $21,280  $24,702  $30,090

- ----------------
(1) Prior periods reclassified to conform to current classifications.

(2) Net earnings for 1993 included a $30 million after-tax charge from the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," while 1992 net earnings included a $51 million favorable after-tax adjustment from the adoption of SFAS No. 109, "Accounting for Income Taxes" and an after-tax one-time $24 million charge for the write-off of goodwill.

(3) The Company declared no cash dividends in respect of its common stock during 1993, 1992 or 1991 and in each of the two years preceeding 1991 declared cash dividends of $150 million and $200 million, respectively. The Company is currently prohibited from paying cash dividends in respect of its Common Stock pursuant to the terms of the Company's bank credit facility. See, "Chrysler Financial Corporation Selected Consolidated Financial Data -- Bank Credit Facility."

FINANCIAL CONDITION

      The Company's financial condition and liquidity improved during 1993 as it regained full access to the investment grade debt markets. During 1993, funding provided by capital market activities and the downsizing of nonautomotive operations through sales and liquidations, enabled the Company to repay all amounts outstanding under its revolving credit facilities and to provide financial support for automotive dealers and retail purchasers of Chrysler's products.

      The Company's portfolio of receivables managed, which includes receivables owned and receivables serviced for others, totaled $28.3 billion at December 31, 1993, down from $30.1 billion and $33.7 billion at December 31, 1992 and 1991, respectively. The decline in receivables managed primarily reflects the downsizing of the Company's nonautomotive operations.

      Receivables serviced for others primarily represent sold receivables which the Company services for a fee. Receivables serviced for others totaled $19.4 billion at December 31, 1993, compared to $18.3 billion and $18.4 billion at December 31, 1992 and 1991, respectively. The increase in receivables serviced for others reflects higher levels of automotive sold receivables, partially offset by the downsizing of nonautomotive operations.

      The Company's total allowance for credit losses, including receivables sold subject to limited recourse provisions, totaled $494 million, $573 million and $557 million at December 31, 1993, 1992 and 1991, respectively. The total allowance for credit losses as a percentage of related finance receivables outstanding was 1.78%, 1.94% and 1.74% at December 31, 1993, 1992 and 1991, respectively. The decline in credit loss reserve levels is a result of nonautomotive asset sales and an improvement in automotive credit loss experience.

      Total assets at December 31, 1993 declined to $14.4 billion from $17.5 billion at December 31, 1992. Total debt outstanding at December 31, 1993 was $8.4 billion compared to $11.8 billion at December 31, 1992. The Company's debt-to-equity ratio declined to 2.69 to 1 at December 31, 1993 compared to 3.92 to 1 at December 31, 1992. The decline in total assets, total debt and the debt-to-equity ratio reflects the downsizing of the Company and the use of nonautomotive asset sale proceeds to reduce the Company's outstanding indebtedness.


RESULTS OF OPERATIONS

      Earnings before income taxes and cumulative effect of changes in accounting principles for 1993 totaled $267 million, compared to $295 million and $402 million in 1992 and 1991, respectively. The decline in 1993 earnings before income taxes and accounting changes from 1992 resulted largely from higher borrowing costs incurred under the Company's revolving credit agreements. The decline in 1992 earnings before accounting changes from the prior year was primarily due to lower levels of earning assets and increased borrowing costs incurred under the bank facilities, partially offset by lower provisions for credit losses.

      The Company's net earnings after accounting changes were $129 million, $231 million and $276 million in 1993, 1992 and 1991, respectively. Accounting changes in 1993 and 1992 negatively impact the net earnings comparison by $81 million. Net earnings for the year ended December 31, 1993 included charges totaling $30 million from the implementation of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits". Net earnings for the year ended December 31, 1992 included a $51 million favorable adjustment from the adoption of SFAS No. 109, "Accounting for Income Taxes".

      The Company's provision for credit losses for 1993 totalled $216 million compared to $309 million and $421 million in 1992 and 1991, respectively. The lower provision for credit losses reflects improved automotive credit loss experience and the downsizing of nonautomotive operations.

      Net credit loss experience, including net losses on receivables sold subject to limited recourse provisions, for the years ended December 31, 1993, 1992 and 1991 was as follows:

                                                   Net Credit Losses
                                               1993      1992       1991
                                               (in millions of dollars)
Automotive financing.......................    $109      $163       $218
Nonautomotive financing....................      88       147        141

    Total..................................    $197      $310       $359

                                             Net Credit Losses to Average
                                             Gross Receivables Outstanding
                                               1993      1992       1991
Automotive financing.......................     .44%      .68%      .86%
Nonautomotive financing....................    1.73%     1.50%     1.19%
    Total..................................     .66%      .92%      .97%

LIQUIDITY AND CAPITAL RESOURCES

      Liquidity improved during 1993 due to an improved market perception of the Company's creditworthiness, proceeds from sales of nonautomotive operations and the achievement of investment grade credit ratings. The Company's improved access to the debt markets enabled it to issue $2.3 billion of term debt and increase the level of short-term notes outstanding (primarily commercial paper) to $2.8 billion.

      Receivable sales continued to be a significant source of funding during 1993 as the Company realized $7.8 billion of net proceeds from the sale of automotive retail receivables, compared to $5.8 billion of net proceeds from the sale of automotive and nonautomotive retail receivables for the year ended December 31, 1992. In addition, revolving wholesale receivable sale arrangements provided funding which aggregated $4.6 billion and $4.3 billion at December 31, 1993 and 1992, respectively.

      During 1993 the Company realized $2.4 billion in aggregate cash proceeds from the sale of substantially all of the net assets of the consumer and inventory financing businesses of Chrysler First and the sale of certain assets of Chrysler Capital.

      At December 31, 1993, the Company had revolving credit facilities aggregating $5.2 billion, consisting of contractually committed U.S. credit lines of $4.7 billion expiring in August 1995, and $.5 billion of Canadian credit lines expiring in December 1995. The Company had automotive receivable sale agreements totaling $2.9 billion at December 31, 1993, consisting of a $2.5 billion U.S. automotive receivable sale agreement (of which $1.25 billion expires in September 1994 and $1.25 billion expires in September 1996), and a $.4 billion Canadian receivable sale agreement which expires in December 1995. In addition, up to $750 million of the total commitment under Chrysler's revolving credit agreement dated June 30, 1993 can be made available to the Company. As of December 31, 1993, none of the revolving credit facilities or receivables sale agreements were utilized.

      As of December 31, 1993, the Company had contractual debt maturities of $4.1 billion in 1994 (including $2.8 billion of short-term notes), $.6 billion in 1995, $1.0 billion in 1996, $.2 billion in 1997, $.7 billion in 1998 and $1.8 billion in years thereafter.


BANK CREDIT FACILITY

      In August 1992, the Company entered into agreements with its bank lenders (the "Bank Facility"), which, among other things, extended the maturity of its $6.8 billion bank credit facilities, which were to expire in 1993, with a longer term facility expiring in August 1995. The Bank Facility provides for, among other matters, reductions in the aggregate lending commitments over the term of the facility, security interests in substantially all of the Company's United States assets, more restrictive financial covenants (including dividend restrictions that effectively prevent the Company from paying cash dividends to Chrysler) and increases in the cost of borrowings under such facilities. During 1993 aggregate lending commitments under the Bank Facility were reduced to $4.7 billion.

      In connection with the Bank Facility, security interests in substantially all of the U.S. assets of the Company have been created, including, among other things, equipment, inventory, general intangibles, accounts, instruments, chattel paper, documents, insurance policies and proceeds of any and all of the foregoing, whether now existing or hereafter created or acquired, of the Company and each of its subsidiaries. The security interests in these assets secure all of the Company's indebtedness for borrowed money and certain other indebtedness and contractual obligations.

      Certain significant covenants contained in the Bank Facility are summarized as follows, which summary is qualified by reference to the text of the Bank Facility, which was filed as an exhibit to the Company's Current Report on Form 8-K dated August 17, 1992.

            Limitations on Indebtedness. The ratio of senior debt and certain other obligations to capital base (defined, generally, to mean consolidated tangible net worth plus subordinated indebtedness) that the Company is required to maintain can be no greater than 4 to 1.

            Consolidated Tangible Net Worth. The Company must maintain consolidated tangible net worth in an amount at least equal to $2.1 billion plus 75 percent of cumulative consolidated net earnings since January 1, 1992.

            Fixed Charges Coverage Ratio. The Company is required to maintain a minimum ratio of net earnings to fixed charges of 110 percent on both a parent-only basis and on a consolidated basis.

            Restrictions on Intercompany Financings. Capital loans made to Chrysler-owned dealers may not exceed 10% of Consolidated Tangible Net Worth. Purchases of accounts receivable from Chrysler, other than dealer obligations, are limited to $650 million outstanding at any one time.

            Required Receivables. Total domestic receivables, dealer obligations and cash less certain ineligible receivables must exceed 110 percent of senior debt and guarantees. Total domestic auto receivables and cash less certain ineligible receivables must exceed 100 percent of the aggregate commitments. Total domestic retail auto receivables and cash less certain ineligible receivables must exceed 50 percent of aggregate commitments. Chrysler Capital assets net of deferred income taxes may not exceed $2 billion.

            Maintenance of Credit Quality. The ratio of net credit losses to related gross finance receivables liquidated must be less than 2.6 percent in any fiscal quarter or 1.8 percent for any period of four consecutive fiscal quarters. The ratio of net credit losses to related average gross finance receivables outstanding must be less than 3.7 percent in any fiscal quarter or 1.9 percent for any period of four consecutive quarters. Delinquencies of over 60 days as a percentage of outstanding domestic auto receivables is required to equal 2.0 percent or less of domestic auto receivables. Gross finance receivables other than domestic auto receivables which are greater than 60 days delinquent may not exceed $1.25 billion.

            Dividend Restrictions. The Company is not allowed to pay any dividends other than those payable solely in the Company's common stock, scheduled dividends on the Company's preferred stock and returning to Chrysler income maintenance fees paid to the Company pursuant to an income maintenance agreement between the Company and Chrysler.

            Material Adverse Change. As a condition precedent to borrowing under the Bank Facility, at the time of borrowing there may be no material adverse change in the business, operations or financial condition of the Company and its subsidiaries taken as a whole since the end of the most recent fiscal year for which audited financial statements of the Company and its subsidiaries have been prepared.

            Limitation on Prepayment of Debt. The Bank Facility limits the Company's ability to make any optional payment or optional prepayment in respect of any of its debt (including the Debt Securities) other than indebtedness under the Bank Facility, or to amend, modify or change any of the material terms of any such indebtedness.

NEW ACCOUNTING STANDARDS

      In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which amends SFAS No. 5, "Accounting for Contingencies," by requiring creditors to evaluate the collectibility of both contractual interest and principal of receivables when evaluating the need for a loss accrual. The Company has not yet determined the effect of this new pronouncement on its results of operations and financial position. The Company plans to adopt SFAS No. 114 on or before January 1, 1995.

      In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. This accounting standard specifies the accounting and reporting requirements for changes in the fair values of investments in certain debt and equity securities. Based upon its initial assessment, the Company believes that the implementation of this new accounting standard will not have a material impact on its consolidated operating results and financial position. The Company plans to adopt this standard effective January 1, 1994, as required.



               INFORMATION CONCERNING CHRYSLER CORPORATION

      The results of operations and balance sheet data set forth below for Chrysler reflect the full consolidation of the accounts of all significant majority-owned subsidiaries and entities over which Chrysler has a controlling financial interest.

                                                                 Year Ended December 31,
                                                               1993       1992       1991
Results of Operations Data                                      (in millions of dollars)
Sales of manufactured products..............................  $40,831    $33,548    $25,575
Finance and insurance income................................    1,429      1,953      2,587
Other income................................................    1,340      1,396      1,208

Total Sales and Revenues....................................   43,600     36,897     29,370

Total Costs and Expenses....................................   39,762     35,963     30,180

Changes in Accounting Principles............................    3,838        934       (810)
Provision (credit) for income taxes.........................    1,423        429       (272)

Earnings (Loss) Before Cumulative Effect of Changes in
 Accounting Principles......................................    2,415        505       (538)
Cumulative effect of changes in accounting principles.......   (4,966)       218       (257)

Net Earnings (Loss).........................................  $(2,551)   $   723    $  (795)
Preferred stock dividends...................................       80         69         --

Net Earnings (Loss) on Common Stock.........................  $(2,631)   $   654    $  (795)

                                                                      December 31,
                                                               1993       1992       1991
Balance Sheet Data                                              (in millions of dollars)
Cash, cash equivalents and marketable securities............  $ 5,095    $ 3,649    $ 3,035
Total assets................................................   43,830     40,653     43,076
Total debt..................................................   11,451     15,551     19,438
Shareholders' equity........................................    6,836      7,538      6,109


RESULTS OF OPERATIONS

      Chrysler reported earnings before income taxes and the cumulative effect of changes in accounting principles of $3.8 billion in 1993, compared with $934 million in 1992. The earnings in 1993 included a gain on sales of automotive assets and investments of $265 million. Earnings in 1992 included a gain on the sale of an automotive investment of $142 million, a $110 million charge for reducing investments of Chrysler Canada and certain of its employee benefit plans in a real estate investment concern to their estimated net realizable value, and a $101 million restructuring charge related to the realignment of the car rental operations. Excluding the effect of these items, Chrysler's pre-tax earnings for 1993 and 1992 were $3.6 billion and $1.0 billion, respectively.

      The improvement in 1993 over 1992 was primarily the result of a substantial increase in unit sales volume, pricing actions, including significantly lower per unit sales incentives, and an improved mix of higher-margin products, partially offset by increased labor and benefit costs. Chrysler's worldwide factory car and truck sales increased 14 percent during 1993 to 2,475,738 units. U.S. and Canadian dealers' days supply of vehicle inventory decreased to 63 days at December 31, 1993 from 72 days at December 31, 1992.

      Including the provision for income taxes and the cumulative effect of changes in accounting principles, Chrysler reported a net loss for 1993 of $2.6 billion, or $7.62 per common share, compared with net earnings of $723 million, or $2.21 per common share, for 1992. The net loss for 1993 resulted from a charge of $4.68 billion, or $13.57 per common share, for the cumulative effect of a change in accounting principle related to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Also included in the 1993 results was a charge of $283 million, or $0.82 per common share, for the cumulative effect of a change in accounting principle relating to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Net earnings for 1992 included a $218 million, or $0.74 per common share, favorable cumulative effect of a change in accounting principle relating to the adoption of SFAS No. 109, "Accounting for Income Taxes."

      Chrysler's automotive operations, including product design and development efforts, manufacturing operations and sales, are conducted mainly in North America. Chrysler's principal domestic competitors in the United States are General Motors Corporation and Ford Motor Company. In addition, a number of Japanese automotive companies own and operate manufacturing and/or assembly facilities in the United States and there are a number of other foreign manufacturers that distribute automobiles and light-duty trucks in the United States. Many of Chrysler's competitors have larger worldwide sales volumes and greater financial resources, which may place Chrysler at a competitive disadvantage in responding to substantial changes in consumer preferences or governmental regulations that require major additional capital expenditures. Adverse economic conditions in North America may also be more readily absorbed by Chrysler's larger and more diversified competitors.

      In 1992, Chrysler introduced its new upscale Jeep Grand Cherokee and an entirely new car platform, code named "LH" (marketed as the Dodge Intrepid, Eagle Vision and Chrysler Concorde), in the upper-middle market segment. Chrysler also introduced the limited production Dodge Viper sports car in 1992. During the first quarter of 1993, Chrysler launched the luxury "LH-207" car (marketed as the Chrysler New Yorker and the Chrysler LHS) and in the fourth quarter of 1993 Chrysler introduced its all new full-size Dodge Ram pickup truck. Chrysler introduced a new subcompact, the Dodge and Plymouth Neon, in January 1994 and plans to introduce an all new compact car platform in the third quarter of 1994, which will be marketed as the Chrysler Cirrus and Dodge Stratus.

      Chrysler's long-term profitability depends upon its ability to introduce and market its new products successfully. The success of Chrysler's new products will depend on a number of factors, including the economy, competition, consumer acceptance, Chrysler's ability to fund its new product development and facility modernization programs, the effect of governmental regulation and the strength of Chrysler's marketing and dealer networks. As both Chrysler and its competitors plan to introduce new products, Chrysler cannot predict the market shares its new products will achieve. Moreover, Chrysler is substantially committed to the types of vehicles contemplated by its product plans and would be adversely affected by developments requiring a major shift in product design.


CAPITAL REQUIREMENTS AND LIQUIDITY

      Chrysler's combined cash, cash equivalents and marketable securities totaled $5.1 billion at December 31, 1993 (including $613 million held by the Company), an increase of $1.4 billion from December 31, 1992. The increase in 1993 was the result of cash generated by operating activities, the issuance of 52 million shares of new common stock and the sale of assets and investments, partially offset by debt repayments, pension contributions and capital expenditures. During 1992, Chrysler increased its consolidated cash, cash equivalents and marketable securities by $614 million, as cash generated by operating activities, the issuance of 1.7 million shares of convertible preferred stock and the sale of automotive assets exceeded capital expenditures and debt repayments.

      During 1992 and 1993, Chrysler took various actions to strengthen its financial condition, improve liquidity and add to its equity base in order to ensure its ability to carry out its new product development and facility modernization programs without significant interruption. In the second and third quarters of 1993, Chrysler sold its remaining 50.3 million shares of Mitsubishi Motors Corporation ("MMC") stock for net proceeds of $329 million and sold the plastics operations of its Acustar division for net proceeds of $132 million. In February 1993, Chrysler issued 52 million shares of common stock for net proceeds of $1.95 billion. In 1992, Chrysler sold 43.6 million shares of MMC stock for net proceeds of $215 million and issued 1.7 million shares of convertible preferred stock for net proceeds of $836 million.

      Chrysler expects to spend approximately $20 billion over the next five years for new product development and the acquisition of productive assets. At December 31, 1993, Chrysler had commitments for capital expenditures, including commitments for assets currently under construction, totaling $1.1 billion.

      Chrysler's projected pension benefit obligation in excess of pension plan assets was $2.2 billion at December 31, 1993, as compared to $3.9 billion at December 31, 1992. This reduction in the unfunded pension obligation during 1993 resulted from Chrysler's contributions of $3.5 billion to the pension fund, which exceeded the significant increases in the projected pension benefit obligation caused by a reduction in the discount rate used to measure such obligations and pension benefit increases which were included in Chrysler's new national labor agreements with its principal collective bargaining units. Chrysler's objective is to fully fund its remaining unfunded pension obligation by the end of 1995.

      At December 31, 1993, Chrysler (excluding the Company) had debt maturities of $500 million in 1994, $412 million in 1995 and $42 million in 1996. Chrysler (excluding the Company) redeemed early $769 million of its outstanding debt during the fourth quarter of 1993.


FINANCING BY THE COMPANY

      Chrysler's ability to market its products successfully depends significantly on the availability of inventory financing for its dealers and, to a lesser extent, the availability of financing for retail and fleet purchasers of its products. The Company provided inventory financing for approximately 75 percent of the vehicles Chrysler sold to dealers in the United States in 1993. The Company also provided financing for approximately 25 percent of Chrysler's U.S. retail and fleet deliveries in 1993 (representing 19 percent of Chrysler's U.S. retail sales and 51 percent of Chrysler's U.S. fleet sales).


                    RATIO OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges of the Company Consolidated and Chrysler Consolidated for each of the last five years were as follows:

                                           Years Ended December 31,
                                     1993    1992    1991    1990    1989
The Company Consolidated..........   1.33X   1.28X   1.27X   1.23X   1.17X
Chrysler Consolidated.............   3.62X   1.48X   0.59X   1.03X   1.16X

      The Company Consolidated. The ratios of earnings to fixed charges have been computed by dividing earnings before taxes on income and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).

      Chrysler Consolidated. For the purpose of computing the ratios of earnings to fixed charges, earnings are determined by adding back fixed charges to earnings (loss) from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than 50% owned affiliates. Fixed charges consist of interest expense, credit line commitment fees and the interest portion of rent expense. The year ended December 31, 1989 has been restated to exclude the effects of discontinued operations. In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.


                             USE OF PROCEEDS

      Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities and Warrants and the exercise of Warrants will be added to its general corporate funds and may be used to repay long-term or short-term borrowings and other general corporate purposes. If the Company elects at the time of the issuance of Debt Securities or Warrants to make different or more specific use of proceeds other than as set forth herein, such use will be described in the Prospectus Supplement.


                      DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

      The Debt Securities are to be issued under an Indenture dated as of February 15, 1988, as amended (the "Indenture"), between the Company and Manufacturers Hanover Trust Company, which has been succeeded by United States Trust Company of New York as successor Trustee (the "Trustee"). The Indenture is incorporated by reference as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Numerical references in parentheses below are to sections of the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

      Debt Securities and Warrants offered by this Prospectus will be limited to an aggregate initial public offering price of approximately $3,507,725,850 or the equivalent thereof in one or more foreign currencies or composite currencies. The Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (Section 301)

      The Securities will rank pari passu in right of payment with all existing and future indebtedness of the Company that is not by its terms subordinated in right of payment to the Debt Securities.

      Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable: (i) the designation, aggregate principal amount, currency or currencies and denominations of such Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature;
(iv) the currency or currencies in which such Debt Securities are being sold and in which the principal of and any interest on such Debt Securities will be payable, whether the holder of any such Debt Securities may elect the currency in which payments thereon are to be made and, if so, the manner of such election; (v) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest;
(vi) the date from which such interest on such Debt Securities will accrue, the dates on which such interest will be payable and the date on which payment of such interest will commence; (vii) the dates on which and the price or prices at which such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or required repayment; (viii) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both and the terms upon which any Bearer Securities of such series may be exchanged for Registered Securities of such series; (ix) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities; (x) any special provisions for the payment of additional amounts with respect to such Debt Securities; (xi) if a temporary Global Security is to be issued with respect to such series, whether any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be credited to the account of the persons entitled thereto on such interest payment date; (xii) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Debt Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xiii) any additional restrictive covenants included for the benefit of holders of such Debt Securities; (xiv) additional Events of Default provided with respect to such Debt Securities; and (xv) the terms of any Warrants offered together with such Debt Securities.

      The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities". Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in the denomination of $5,000. See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below. One or more Global Securities may be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

      At the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities (if the Debt Securities of such series are issuable as Registered Securities) or Bearer Securities of the same series (with the same interest rate and maturity date), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant interest payment date, such Holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 305)

      Debt Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. (Section 305) Bearer Securities will be transferable by delivery.

      Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

SECURITY

      Under the Trust Agreement among the Company, the subsidiaries of the Company, Wilmington Trust Company and William J. Wade, dated as of July 29, 1992 (the "Trust Agreement") relating to the Bank Facility, the Debt Securities will constitute "Secured Obligations" which are defined to include all principal of (and premium, if any) and interest on "Public Debt Obligations," whether now existing or hereafter incurred or created. "Public Debt Obligations" are defined to include any indebtedness of the Company outstanding from time to time that is issued pursuant to the Indenture. The Bank Facility permits the Company to grant a security interest in any of its property if such security interest is to secure Secured Obligations.

      The Trust Agreement provides that the payment of all amounts now or hereafter owing by the Company under the Public Debt Obligations will be secured equally and ratably with the obligations owing under the Bank Facility for so long as the security interest granted in connection with the Company's Bank Facility is not terminated or otherwise released by the lenders that are parties to the Bank Facility.

      Substantially all of the United States assets of the Company have been pledged in connection with the Bank Facility including, among other things, equipment, inventory, general intangibles, accounts, instruments, chattel paper, documents, insurance policies and proceeds of any and all of the foregoing, either now existing or hereafter created or acquired, of the Company and each of its subsidiaries. Under the terms of the Bank Facility, the security interests in these assets secure substantially all of the Company's indebtedness for borrowed money and certain other indebtedness and contractual obligations. The terms of the Debt Securities will provide that the Debt Securities will be secured under the Trust Agreement pursuant to the provisions of such agreement for so long as the Trust Agreement remains in effect; provided, however, that the Debt Securities shall at all times be secured equally and ratably with any indebtedness secured under the Trust Agreement and any related instruments and agreements, and any amendments, modifications, renewals, restatements, refinancings or replacements thereof.

      The Debt Securities are not independently entitled to security. The Debt Securities will be equally and ratably secured with all Secured Obligations under the Trust Agreement as a result of the provisions of the Trust Agreement. Security for the Debt Securities may also be required as a result of the operation of the "limitation on liens" covenant hereinafter described. The collateral pledged under the Trust Agreement, which in part secures the Debt Securities, can be disposed of and released without the consent of the holders of the Debt Securities. The security interest in the property pledged under the Trust Agreement can be extinguished upon the satisfaction of the Company's obligations under the Bank Facility or by an amendment of the terms thereof allowing for a release of collateral, and the security interest terminates in any event when the Bank Facility expires on August 17, 1995, unless renewed.

      The description of the Trust Agreement and related documents in the section "Security" are qualified by reference to the forms of actual agreements filed as exhibits to the Company's Current Report on Form 8-K dated August 17, 1992.


GLOBAL SECURITIES

      The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303 and 305)

      The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

      If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities of such series in definitive form in exchange for all of the Global Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305) See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

      Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made by a check in the designated currency. No payment with respect to any Bearer Securities will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest on Bearer Securities will be made in U.S. dollars at the Corporate Trust Office of the Trustee in The City of New York if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

      Payment of principal of and premium, if any, on Registered Securities will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Paying Agent in The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of the Paying Agent in The City of New York, or by a check in the designated currency mailed to each Holder at such Holder's registered address. (Sections 307 and 1001)

      The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in The City of New York for payments with respect to Registered Securities and at least one paying agent in a city in Europe so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (Section 1002)

      All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable may be repaid to the Company and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof.
(Section 1003)

COVENANTS

      The Indenture imposes the following restrictive covenants on the Company.

      LIMITATION ON LIENS. The Company will not subject its assets or assets of a Restricted Subsidiary to liens without securing the Debt Securities equally and ratably with other indebtedness for borrowed money so secured except for (1) liens securing exports to or marketing of goods in foreign countries other than Canada, (2) liens on receivables payable in foreign currencies to secure borrowings in foreign countries other than Canada, (3) deposits in connection with public obligations or legal proceedings, (4) liens securing intercompany indebtedness, (5) purchase money mortgages on fixed assets hereafter acquired by the Company or any of its Restricted Subsidiaries for use in the Finance Business or the Finance-Related Insurance Business, liens on such property at the time of its acquisition or liens on fixed assets used in the Finance Business or the Finance-Related Insurance Business existing when a company becomes a Subsidiary, and (6) renewals of the foregoing. (Section 1004) The term "Restricted Subsidiary" means any Subsidiary of the Company engaged in the Finance Business or in the Finance-Related Insurance Business other than Subsidiaries that are organized or conduct a major portion of their business outside the United States, Puerto Rico or Canada. The term "Subsidiary" means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company.
(Section 101)

      LIMITATION ON DIVIDENDS. Cash dividends on or acquisitions for value of capital stock of the Company subsequent to December 31, 1984 are limited to the sum of (i) consolidated net income of the Company and its consolidated Subsidiaries calculated in accordance with generally accepted accounting principles and (ii) net proceeds from cash sales of or cash contributions to capital stock, subsequent to December 31, 1984. Substantially concurrent acquisitions of capital stock out of the net proceeds of sales of capital stock are excluded. (Section 1005)

      RESTRICTED SUBSIDIARY STOCK AND DEBT. The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of any shares of stock or indebtedness for borrowed money of any Restricted Subsidiary except to the Company or to a Restricted Subsidiary unless simultaneously therewith all shares of stock and such indebtedness of such Restricted Subsidiary at the time owned by the Company and all Subsidiaries are sold or transferred. The Company will not permit any Restricted Subsidiary to issue, sell or dispose of, except to the Company or to a Restricted Subsidiary, (i) any preferred stock, except to any holders of the stock of such Restricted Subsidiary in the exercise of a pre-emptive right to subscribe to such preferred stock, or (ii) any other class of stock except on the condition that the proportionate amount of shares of stock of such class and of the total number of shares of stock of such Restricted Subsidiary held by persons other than the Company and its Restricted Subsidiaries shall not be increased and except for directors' qualifying shares. (Sections 1007 and 1008)

MODIFICATION OF THE INDENTURES

      The Indenture permits the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the Debt Securities at the time outstanding thereunder and affected thereby, to execute a supplemental indenture modifying the Indenture or the rights of the holders of such Debt Securities and any related coupons, provided that no such modification shall, without the consent of the holder of each Debt Security affected thereby, (i) change the maturity of any Debt Security or coupon, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or change any Place of Payment or change the coin or currency in which a Debt Security or coupon is payable or affect the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification. (Section 902)

      The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable in whole or in part as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, or upon the request of the Company or the Holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture. (Section 1402) The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding Debt Securities of such series will constitute a quorum. (Section 1404) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any consent or waiver that may be given by the Holders of not less than 66 2/3% in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the outstanding Debt Securities of that series; and provided further that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Debt Securities of that series.

      Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons.

EVENTS OF DEFAULT

      The Indenture provides that the following shall constitute Events of Default with respect to any series of Debt Securities thereunder: (i) default in payment of principal of or premium, if any, on any Debt Security of such series when due; (ii) default for 30 days in payment of interest on any Debt Security of such series when due; (iii) default in the deposit of any sinking fund payment on any Debt Security of such series when due; (iv) default in performance of any other covenant in such Indenture, continued for 30 days after written notice thereof by the Trustee thereunder or the holders of 25% in principal amount of the Debt Securities of such series at the time outstanding; (v) default resulting in acceleration of maturity of any other indebtedness of the Company or any Restricted Subsidiary provided that such acceleration has not been rescinded or annulled within 10 days of written notice; and (vi) certain events of bankruptcy, insolvency or reorganization. (Section 501) The Company is required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1010)

      The Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all such Debt Securities (or in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all such Debt Securities and any related coupons waive any past default or event of default except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any of the Debt Securities of such series and any related coupons.
(Sections 502 and 513)

      The Indenture contains a provision entitling the Trustee, subject to the duty of such Trustee during default to act with the required standard of care, to be indemnified by the holders of the Debt Securities of any series or any related coupons before proceeding to exercise any right or power under the Indenture with respect to such series at the request of such holders. (Section 603) The Indenture provides that no holder of any Debt Securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee, for 60 days, to act after it is given notice of default, a request to enforce the Indenture by the holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series and an offer of reasonable indemnity to such Trustee. (Section 507) This provision will not prevent any holder of Debt Securities or any related coupons from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508) The holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or which would be unjustly prejudicial to holders not joining therein. (Section 512)

      The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the holders of the Debt Securities of such series notice of such default if not cured or waived; but, except in the case of a default in the payment of principal of (or premium, if any), or interest on, any Debt Securities, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the holders of such Debt Securities. (Section 602)

DEFEASANCE

      The Company may terminate certain of its obligations under the Indenture with respect to Debt Securities of any series, including its obligations to comply with the covenants described under the heading "Restrictive Covenants" above, with respect to the Debt Securities of such series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or Government Obligations sufficient to pay the principal of and interest on the Debt Securities of such series to maturity. Such deposit and termination is conditioned upon the Company's delivery of (a) an opinion of nationally recognized independent counsel that the holders of the Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination, (b) an officer's certificate and (c) if the Debt Securities of such series are then listed on the New York Stock Exchange, an opinion of counsel that the Debt Securities of such series will not be delisted as a result of the exercise of this option. Such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for the payment thereof. (Section 1301)

CONCERNING THE TRUSTEE

      The Trustee is also trustee under indentures dated as of June 15, 1984 and September 15, 1986 between it and the Company.


                         DESCRIPTION OF WARRANTS

      The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

      Warrants may be offered independently or together with any series of Debt Securities offered by a Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement ("Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to such series of Warrants. The Warrant Agent will act solely as the agent of the Company in connection with the certificates for the Warrants (the "Warrant Certificates") of such series and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates, are filed as an exhibit to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates. Numerical references in parentheses below are to sections of the Warrant Agreements. Wherever particular sections or defined terms of the Warrant Agreement are referred to, it is intended that such sections or defined items shall be incorporated herein by reference.

GENERAL

      Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of such Warrants, including, where applicable: (i) the offering price;
(ii) the currency or currencies in which such Warrants are being offered;
(iii) the designation, aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Warrants; (iv) the designation and terms of the series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (v) the date on and after which such Warrants and the related series of Debt Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Warrant and the price at which and currency or currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise;
(vii) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;
(viii) whether such Warrants are to be issuable as Bearer Warrants and the terms upon which any Bearer Warrants of such series may be exchanged for Registered Warrants of such series; (ix) federal income tax consequences; and (x) any other terms of such Warrants.

      Warrant Certificates of each series will be issuable as Registered Warrants and may be issuable as Bearer Warrants. At the option of the holder upon request confirmed in writing, and subject to the terms of the relevant Warrant Agreement, Bearer Warrants of any series will be exchangeable into Registered Warrants or Bearer Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange, and Registered Warrants of any series will be exchangeable into Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates may be presented for exchange, and Registered Warrants may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) without service charge and upon payment of any taxes and other governmental charges as described in the relevant Warrant Agreement. Such transfer or exchange will be effected when the Warrant Agent for such series of Warrants is satisfied with the documents of title and identity of the person making the request. Bearer Warrants will be transferable by delivery. (Section 4.01) Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the series of Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the series of Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the Indenture. (Section 3.01)

EXERCISE OF WARRANTS

      Each Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Warrant. Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) at any time prior to 5:00 P.M., New York City time, on the Expiration Date set forth in the Prospectus Supplement relating to such series of Warrants. After the close of business on the Expiration Date relating to such series of Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants of such series will become void. (Sections 2.02 and 2.03)

      Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Warrants, of the amount required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant Certificate evidencing such Warrants and, in the case of Bearer Warrants, compliance with the procedures specified in the applicable Prospectus Supplement. Such Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of such Warrant Certificate. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. Registered Securities will be issued and delivered upon exercise of Registered Warrants. At the option of the holder of any Bearer Warrants, Registered Securities or Bearer Securities will be issued and delivered upon exercise of such Bearer Warrants. If fewer than all of the Warrants represented by a Registered Warrant are exercised, a new Registered Warrant will be issued and delivered for the remaining amount of Warrants. If fewer than all the Warrants represented by a Bearer Warrant are exercised, at the option of the holder thereof, a new Registered Warrant or Bearer Warrant will be issued and delivered for the remaining amount of Warrants. (Section 2.03)


     LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

      In compliance with United Stated federal tax laws and regulations regarding the distribution of debt securities in bearer form, Bearer Securities and Bearer Warrants may not, in connection with their original issuance, be offered, sold, resold or delivered in the United States or to United States persons (as defined below) other than to offices located outside the United States of certain United States financial institutions that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Bearer Securities or Bearer Warrants will agree that they will not offer any Bearer Securities or Bearer Warrants for sale or resale in the United States or to United States persons (other than the financial institutions described above) or deliver Bearer Securities or Bearer Warrants within the United States. In addition, any such underwriters, agents and dealers will agree to send confirmations to each purchaser of a Bearer Security or Bearer Warrant confirming that such purchaser represents that it is not a United States person or is a financial institution described above and, if such person is a dealer, that it will send similar confirmations to purchasers from it. Bearer Securities will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

      Generally, for United States federal income tax purposes, any United States person who holds a Bearer Security will not be allowed to deduct any loss sustained on the sale, exchange, redemption or other disposition of such Bearer Security and will be taxed at ordinary income rates on any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange, redemption or disposition.

      As used herein, "United States" mean the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

      Pending the availability of a permanent Global Security or definitive Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, with or without interest coupons, each to be deposited with a depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Centrale de Livraisons de Valeurs Mobilieres, S.A. ("Cedel S.A.") for credit to the designated accounts against certifications to the effect described below. Following the availability of a permanent Global Security or definitive forms of Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for a permanent Global Security or for definitive Bearer Securities, respectively, only upon certification that an interest in such permanent Global Security or such definitive Bearer Securities is not being acquired by or on behalf of a United States person or, if a beneficial interest in such a Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a financial institution described above; provided, however, that no definitive Bearer Security will be issued if the Company has reason to know that such certificate is false. No definitive Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest in respect of any portion of the temporary Global Security payable in respect of an Interest Payment Date prior to the issuance of a permanent Global Security or definitive Bearer Securities of any series will be paid to each of Euroclear and Cedel S.A. with respect to the portion of the temporary Global Security held for its account. Each of Euroclear and Cedel S.A. will undertake in such circumstances to credit such interest received by it in respect of the temporary Global Security to the respective accounts for which it holds the temporary Global Security only upon receipt in each case of (i) certification that as of the relevant interest payment date the portion of the temporary Global Security on which such interest is to be so credited is not beneficially owned by a United States person or any person who has purchased its interest in the temporary Global Security for resale to any United States person or (ii) if a beneficial interest in the portion of the temporary Global Security on which such interest is to be so credited is beneficially owned by a United States person or any person who has purchased its interest in the temporary Global Security for resale to any United States person, certification that such United States person is a financial institution described above.

      Bearer Warrants will be issued only on receipt of a certification that the Bearer Warrant in question is not being acquired by or on behalf of a United States person or, if a beneficial interest in such Bearer Warrant is being acquired by or on behalf of a United States person, that such United States person is a financial institution described above.

                           PLAN OF DISTRIBUTION

      The Company may offer and sell Debt Securities and Warrants, separately or together, to or through underwriters, acting as principals for their own accounts and/or as agents, and also may offer and sell Debt Securities and Warrants, separately or together, directly to dealers or other purchasers. Any such Debt Securities and Warrants may be offered and sold upon their original issuance or, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase by or on behalf of the Company, whether in accordance with a redemption or repayment pursuant to their terms, in the open market or otherwise. Any underwriter and/or agent will be identified and the terms of its agreement with the Company and its compensation will be described in the Prospectus Supplement. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities or Warrants offered thereby.

      Debt Securities and Warrants, separately or together, also may be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities and Warrants remarketed thereby.

      The distribution of the Debt Securities and Warrants may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of Debt Securities and Warrants, dealers may receive compensation from the Company or from purchasers of Debt Securities or Warrants for whom they may act as agents, in the form of discounts, concessions or commissions. The dealers that participate in the distribution of Debt Securities or Warrants may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Debt Securities or Warrants by them may be deemed to be underwriting discounts and commissions under the Act. Any such compensation will be described in the Prospectus Supplement.

      Under agreements that may be entered into with the Company, underwriters, dealers, agents and remarketing firms may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

      If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities or Warrants from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Debt Securities or Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and
(ii) if the series of Debt Securities or Warrants being sold to such institutions are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities or Warrants not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity of performance of such contracts.

      Each underwriter, dealer, agent and remarketing firm participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities.

      For as long as Part III of The Companies Act 1985 remains in force in relation to the Debt Securities or the Warrants, as the case may be, neither the Debt Securities nor the Warrants may be offered or sold in the United Kingdom, by means of this Prospectus, any Prospectus Supplement or any other document, other than to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent) or in circumstances which do not constitute an offer to the public within the meaning of The Companies Act 1985. All applicable provisions of The Financial Services Act 1986 must be complied with in respect of anything done or to be done in relation to the Debt Securities or the Warrants in, from or otherwise involving the United Kingdom. Furthermore, each underwriter, dealer, agent and remarketing firm participating in the distribution of Debt Securities or Warrants will agree that it will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of such Debt Securities or Warrants if that person is of a kind described in Article 9(3) of The Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988. Once the provisions of Part V of The Financial Services Act 1986 come into force in relation to the Debt Securities or the Warrants, no advertisement may be issued in the United Kingdom offering the Debt Securities or the Warrants, as the case may be, in circumstances which would require (for the avoidance of any contravention of those provisions) a prospectus to have been delivered to the Registrar of Companies.

                              LEGAL MATTERS

      The validity of the Debt Securities and Warrants offered hereby will be passed upon for the Company by Allan L. Ronquillo, Esq., Vice President and General Counsel of the Company, and for any underwriters and agents by Brown & Wood, New York, New York. Mr. Ronquillo will rely as to all matters of New York law on the opinion of Brown & Wood, and Brown & Wood will rely as to all matters of Michigan law on the opinion of Mr. Ronquillo. Mr. Ronquillo holds 755 shares of Chrysler's common stock and options to purchase 9,720 shares of Chrysler's common stock. Brown & Wood may from time to time render legal services to the Company and its affiliates.


                                 EXPERTS

      The consolidated financial statements and the related financial statement schedules of the Company as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

======================================  ======================================

   No dealer, salesperson or other
individual has been authorized to give
any information or to make any repre-
sentations other than those contained
in this Prospectus and, if given or
made, such information or representa-
tions must not be relied upon as
having been authorized by the Company
or any underwriter. This Prospectus         ["Chrysler Financial" logotype
does not constitute an offer to sell            with "Pentastar" logo]
or a solicitation of an offer to buy
any of the securities offered by this
Prospectus in any jurisdiction to any
person to whom it is unlawful to make
such offer or solicitation in such
jurisdiction. Neither the delivery of
this Prospectus nor any sale made
hereunder shall under any circum-
stances create an implication that
there has been no change in the af-
fairs of the Company or Chrysler since
the date hereof or that the informa-
tion is correct as of any time subse-
quent to its date.

                                                   ----------------
           ----------------
                                                      PROSPECTUS

          TABLE OF CONTENTS                        ----------------

                                  Page
                                  ----
              Prospectus
Available Information ............  2
Incorporation of Certain Documents
 by Reference.....................  2
Chrysler Financial Corporation....  3
Selected Consolidated Financial
 Data.............................  5
Information Concerning Chrysler
 Corporation...................... 10
Ratio of Earnings to Fixed
 Charges.......................... 12
Use of Proceeds................... 13
Description of Debt Securities.... 13
Description of Warrants........... 20
Limitations on Issuance of Bearer
 Securities and Bearer Warrants... 22
Plan of Distribution.............. 23                          , 1994
Legal Matters..................... 24
Experts .......................... 24

======================================  ======================================

                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

      The Registrant estimates that expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement will be as follows:

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee..............................................  $  862,075
Printing and engraving expenses...............................     250,000
Accounting fees and expenses..................................     200,000
Blue Sky fees and expenses....................................      50,000
Rating agency fees ...........................................   1,117,500
Miscellaneous.................................................      20,425

    Total.....................................................  $2,500,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article IX of the Articles of Incorporation and Article V of the Bylaws of the Registrant provide for the indemnification of the officers and directors of the Registrant in the matter authorized by Sections 561-571 of the Michigan Business Corporation Act. Generally, these Articles and Bylaws permit the Registrant to indemnify officers and directors against expenses, judgments and other amounts paid in connection with settlement of actions brought against them by third parties if they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation. They also permit the Registrant to indemnify officers and directors for certain expenses and amounts paid in settlement in connection with an action brought by or in the right of the corporation provided that the officer or director has not been adjudged to be liable for negligence or misconduct in the performance of his duties to Registrant. Reference is made to Exhibits 3(a) and 3(b) to this Registration Statement for the complete texts of Article IX of the Articles of Incorporation and Article V of the Bylaws. Pursuant to the provisions of the Underwriting Agreement annexed to the Registration Statement as Exhibit 1-A and the Distribution Agreement annexed to the Registration Statement as Exhibit 1-B, certain officers, directors and controlling persons of the Registrant are indemnified by the Underwriters thereunder for certain information provided by the Underwriters expressly for use in the Registration Statement.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 by the Registrant may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and therefore may be unenforceable. If a claim for indemnification against such liabilities (except insofar as it provides for the payment by the Registrant of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted against the Registrant by a director, officer or controlling person in connection with the securities offered hereby and the Securities and Exchange Commission is still of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

      (a)

Exhibit Number
(Referenced to
  Item 601 of
Regulation S-K)                      Description of Exhibit

      1-A       * Copy of Form of Underwriting Agreement. Filed as Exhibit 1-A
                  to Registration No. 33-32484 of Chrysler Financial Corpora-tion, and incorporated herein by reference.

      1-B       * Copy of Form of Distribution Agreement. Filed as Exhibit 1-B
                  to Registration Statement No. 33-50385, and incorporated herein by reference.

      1-C       * Copy of Form of Remarketing Agreement. Filed as Exhibit 1-C
                  to Registration Statement No. 33-32484 of Chrysler Financial Corporation, and incorporated herein by reference.

      3-A       * Copy of Restated Articles of Incorporation of Chrysler
                  Financial Corporation as adopted and filed with the Corpora-tion Division of Michigan Department of Treasury on October 1, 1971. Filed as Exhibit 3-A to Registration Statement No. 2-43097 of Chrysler Financial Corporation, and incorporated herein by reference.

      3-B       * Copies of amendments to the Restated Articles of Incorpora-
                  tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on December 26, 1975, April 23, 1985 and June 21, 1985, respectively. Filed as Exhibit 3-B to the Annual Report of Chrysler Financial Corporation on Form 10-K for the year ended December 31, 1985, and incorporated herein by reference.

      3-C       * Copies of amendments to the Restated Articles of Incorpora-
                  tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on August 12, 1987 and August 14, 1987, respectively. Filed as Exhibit 3 to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended September 30, 1987, and incorporated herein by reference.

      3-D       * Copies of amendments to the Restated Articles of Incorpora-
                  tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on December 11, 1987 and January 25, 1988, respectively. Filed as
                  Exhibit 3-D to the Annual Report of Chrysler Financial Corporation on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.

      3-E       * Copies of amendments to the Restated Articles of Incorpora-
                  tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on June 13, 1989, June 23, 1989 (two amendments), September 13, 1989, January 31, 1990 and March 8, 1990, respectively. Filed as
                  Exhibit 3-E to the Annual Report of Chrysler Financial Corporation on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.

      3-F       * Copy of amendments to the Restated Articles of Incorporation of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on March 29, 1990 and May 10, 1990. Filed as Exhibit 3-G to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended March 31, 1990, and incorporated herein by reference.

      3-G       * Copy of the By-Laws of Chrysler Financial Corporation as
                  amended to August 1, 1990. Filed as Exhibit 3-I to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended September 30, 1990, and incorpo-rated herein by reference.

      3-H       * Copy of the By-Laws of Chrysler Financial Corporation as
                  amended to January 1, 1992 and presently in effect. Filed as
                  Exhibit 3H to the Annual Report of Chrysler Financial Corporation on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

      4-A       * Copy of Indenture dated as of February 15, 1988 between
                  Chrysler Financial Corporation and Manufacturers Hanover Trust Company, Trustee. Filed as Exhibit 4-A to the Regi-strant's Registration Statement No. 33-23479 on Form S-3, and incorporated herein by reference.

      4-B       * Copy of First Supplemental Indenture dated as of March 1,
                  1988 between Chrysler Financial Corporation and Manufactur-ers Hanover Trust Company, Trustee. Filed as Exhibit 4-B to the Registrant's Registration Statement No. 33-23479 on Form S-3, and incorporated herein by reference.

      4-C       * Copy of Second Supplemental Indenture, dated as of September
                  7, 1990, between Chrysler Financial Corporation and Manufac-turers Hanover Trust Company, Trustee. Filed as Exhibit 4-M to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended September 30, 1990, and incorporated herein by reference.

      4-D       * Copy of Third Supplemental Indenture, dated as of May 4,
                  1992, between Chrysler Financial Corporation and United States Trust Company of New York, as Successor Trustee. Filed as Exhibit 4-N to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended June 30, 1992, and incorporated herein by reference.

      4-E       * Copy of Indenture dated as of February 15, 1988 between
                  Chrysler Financial Corporation and IBJ Schroder Bank & Trust Company, Trustee. Filed as Exhibit 4-C to the Registrant's Registration Statement No. 33-23479 on Form S-3, and incorporated herein by reference.

      4-F       * Copy of First Supplemental Indenture dated as of September
                  1, 1989 between Chrysler Financial Corporation and IBJ Schroder Bank & Trust Company, Trustee. Filed as Exhibit 4-N to the Current Report of Chrysler Financial Corporation on Form 8-K dated September 1, 1989 and filed on September 13, 1989, and incorporated herein by reference.

      4-G       * Copy of Indenture dated as of February 15, 1988 between
                  Chrysler Financial Corporation and Irving Trust Company, Trustee. Filed as Exhibit 4-D to the Registrant's Registra-tion Statement No. 33-23479 on Form S-3, and incorporated herein by reference.

      4-H       * Copy of First Supplemental Indenture dated as of September
                  1, 1989 between Chrysler Financial Corporation and Irving Trust Company, Trustee. Filed as Exhibit 4-O to the Current Report of Chrysler Financial Corporation on Form 8-K dated September 1, 1989 and filed on September 13, 1989, and incorporated herein by reference.

      4-I       * Copy of Indenture dated as of September 15, 1986 (as amended and restated) between Chrysler Financial Corporation and Manufacturers Hanover Trust Company, Trustee. Filed as
                  Exhibit 4-E to the Registrant's Registration Statement No. 33-27135 on Form S-3, and incorporated herein by reference.

      4-J       * Copy of Indenture dated as of September 15, 1986 (as amended and restated) between Chrysler Financial Corporation and IBJ Schroder Bank & Trust Company (formerly J. Henry Schroder Bank & Trust Company), Trustee. Filed as Exhibit 4-F to the Registrant's Registration Statement No. 33-27135 on Form S-3, and incorporated herein by reference.

      4-K       * Copy of Forms of Warrant Agreements. Filed as Exhibit 4-M to
                  Registration Statement No. 33-27135 of Chrysler Financial Corporation, and incorporated herein by reference.

      4-L       * Form of Fixed Rate Redeemable or Non-redeemable Note. Filed as Exhibit 4-L to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

      4-M       * Form of Fixed Rate Medium-Term Note. Filed as Exhibit 4-M to
                  Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

      4-N       * Form of Floating Rate Medium-Term Note. Filed as Exhibit 4-N
                  to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

      4-O       * Form of Multi-Currency Fixed Rate Medium-Term Note. Filed as
                  Exhibit 4-O to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

      4-P       * Form of Multi-Currency Floating Rate Medium-Term Note. Filed
                  as Exhibit 4-P to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

      4-Q       * Form of Floating Rate (LIBOR-Based) Note. Filed as Exhibit
                  4-Q to the Current Report on Form 8-K dated and filed November 22, 1993, and incorporated herein by reference.

      5-A Opinion of Allan L. Ronquillo, Esq., Vice President and General Counsel of Chrysler Financial Corporation, including consent.

     12-A Chrysler Financial Corporation and Subsidiaries Computations of Ratios of Earnings to Fixed Charges.

     12-B Chrysler Corporation Consolidated Computations of Ratios of Earnings to Fixed Charges.

     23-A         Consent of Allan L. Ronquillo, Esq. (included in Exhibit
                  5-A)

     23-B         Consent of Deloitte & Touche.

      24 Powers of attorney pursuant to which the signatures of certain directors of Chrysler Financial Corporation have been affixed to this Registration Statement.

      25          Statement of Eligibility and Qualification of Trustee on
                  Form T-1.
- ----------------
* Incorporated herein by reference.


ITEM 17. UNDERTAKINGS.

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
      Statement:

                    (i) To include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect
            to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield and State of Michigan, on the 28th day of February, 1994.

                                        Chrysler Financial Corporation
                                        (Registrant)

                                        By /s/      John P. Tierney
                                                    John P. Tierney
                                                 Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal executive officer:                                  Date


 /s/    John P. Tierney         Chairman of              February 28, 1994
        John P. Tierney         the Board


Principal financial officer:


 /s/   Dennis M. Cantwell       Vice President --        February 28, 1994
       Dennis M. Cantwell       Corporate Finance
                                and Development


Principal accounting officer:


 /s/      T.P. Dykstra          Vice President and       February 28, 1994
          T.P. Dykstra          Controller

 Board of Directors:                                           Date


 /s/     W.S. Bishop*           Director                 February 28, 1994
         W.S. Bishop


 /s/      T.P. Capo*            Director                 February 28, 1994
          T.P. Capo


 /s/ Dennis M. Cantwell*        Director                 February 28, 1994
     Dennis M. Cantwell


 /s/     R.J. Eaton*            Director                 February 28, 1994
         R.J. Eaton


 /s/ Jeremiah E. Farrell*       Director                 February 28, 1994
     Jeremiah E. Farrell


 /s/      R.A. Lutz*            Director                 February 28, 1994
          R.A. Lutz


 /s/  W.J. O'Brien III*         Director                 February 28, 1994
      W.J. O'Brien III


 /s/   John P. Tierney*         Director                 February 28, 1994
       John P. Tierney


 /s/     G.C. Valade*           Director                 February 28, 1994
         G.C. Valade


*By    /s/  Robert A. Link
            Robert A. Link
           Attorney-in-Fact
           February 28, 1994

                              EXHIBIT INDEX

 Exhibit
  Number                  Description of Exhibit

   1-A Copy of Form of Underwriting Agreement. Filed as Exhibit 1-A * to Registration No. 33-32434 of Chrysler Financial Corpora-tion, and incorporated herein by reference.

   1-B Copy of Form of Distribution Agreement. Filed as Exhibit 1-B * to Registration Statement No. 33-50385, and incorporated herein by reference.

   1-C Copy of Form of Remarketing Agreement. Filed as Exhibit 1-C to Registration Statement No. 33-32484 of Chrysler Financial Corporation, and incorporated herein by reference.

   3-A    Copy of Restated Articles of Incorporation of Chrysler        *
          Financial Corporation as adopted and filed with the Corpora-tion Division of Michigan Department of Treasury on October
          1, 1971. Filed as Exhibit 3-A to Registration Statement No. 2-43097 of Chrysler Financial Corporation, and incorporated herein by reference.

   3-B    Copies of amendments to the Restated Articles of Incorpora-   *
          tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on December
          26, 1975, April 23, 1985 and June 21, 1985, respectively.
          Filed as Exhibit 3-B to the Annual Report of Chrysler
          Financial Corporation on Form 10-K for the year ended
          December 31, 1985, and incorporated herein by reference.

   3-C    Copies of amendments to the Restated Articles of Incorpora-   *
          tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on August 12, 1987 and August 14, 1987, respectively. Filed as Exhibit 3 to the Quarterly Report of Chrysler Financial Corporation on
          Form 10-Q for the quarter ended September 30, 1987, and incorporated herein by reference.

   3-D    Copies of amendments to the Restated Articles of Incorpora-   *
          tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on December
          11, 1987 and January 25, 1988, respectively. Filed as Exhibit 3-D to the Annual Report of Chrysler Financial Corporation on Form 10-K for the year ended December 31, 1989, and incorpo-rated herein by reference.

   3-E    Copies of amendments to the Restated Articles of Incorpora-   *
          tion of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on June 13, 1989, June 23, 1989 (two amendments), September 13, 1989, January 31, 1990 and March 8, 1990, respectively. Filed as
          Exhibit 3-E to the Annual Report of Chrysler Financial Corporation on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.

   3-F Copy of amendments to the Restated Articles of Incorporation * of Chrysler Financial Corporation filed with the Department of Commerce of the State of Michigan on March 29, 1990 and May 10, 1990. Filed as Exhibit 3-G to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended March 31, 1990, and incorporated herein by reference.

   3-G    Copy of the By-Laws of Chrysler Financial Corporation as      *
          amended to August 1, 1990. Filed as Exhibit 3-I to the
          Quarterly Report of Chrysler Financial Corporation on Form
          10-Q for the quarter ended September 30, 1990, and incorpo-rated herein by reference.

   3-H    Copy of the By-Laws of Chrysler Financial Corporation as      *
          amended to January 1, 1992 and presently in effect. Filed as
          Exhibit 3H to the Annual Report of Chrysler Financial
          Corporation on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

   4-A    Copy of Indenture dated as of February 15, 1988 between       *
          Chrysler Financial Corporation and Manufacturers Hanover
          Trust Company, Trustee. Filed as Exhibit 4-A to the Regi-strant's Registration Statement No. 33-23479 on Form S-3, and incorporated herein by reference.

   4-B    Copy of First Supplemental Indenture dated as of March 1,     *
          1988 between Chrysler Financial Corporation and Manufacturers Hanover Trust Company, Trustee. Filed as Exhibit 4-B to the Registrant's Registration Statement No. 33-23479 on Form S-3, and incorporated herein by reference.

   4-C Copy of Second Supplemental Indenture, dated as of September * 7, 1990, between Chrysler Financial Corporation and Manufac-turers Hanover Trust Company, Trustee. Filed as Exhibit 4-M to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended September 30, 1990, and incorporated herein by reference.

   4-D    Copy of Third Supplemental Indenture, dated as of May 4,      *
          1992, between Chrysler Financial Corporation and United
          States Trust Company of New York, as Successor Trustee. Filed as Exhibit 4-N to the Quarterly Report of Chrysler Financial Corporation on Form 10-Q for the quarter ended June 30, 1992, and incorporated herein by reference.

   4-E    Copy of Indenture dated as of February 15, 1988 between       *
          Chrysler Financial Corporation and IBJ Schroder Bank & Trust Company, Trustee. Filed as Exhibit 4-C to the Registrant's Registration Statement No. 33-23479 on Form S-3, and incorpo-rated herein by reference.

   4-F Copy of First Supplemental Indenture dated as of September 1, * 1989 between Chrysler Financial Corporation and IBJ Schroder Bank & Trust Company, Trustee. Filed as Exhibit 4-N to the Current Report of Chrysler Financial Corporation on Form 8-K dated September 1, 1989 and filed on September 13, 1989, and incorporated herein by reference.

   4-G    Copy of Indenture dated as of February 15, 1988 between       *
          Chrysler Financial Corporation and Irving Trust Company, Trustee. Filed as Exhibit 4-D to the Registrant's Registra-tion Statement No. 33-23479 on Form S-3, and incorporated herein by reference.

   4-H Copy of First Supplemental Indenture dated as of September 1, * 1989 between Chrysler Financial Corporation and Irving Trust Company, Trustee. Filed as Exhibit 4-O to the Current Report of Chrysler Financial Corporation on Form 8-K dated September 1, 1989 and filed on September 13, 1989, and incorporated herein by reference.

   4-I Copy of Indenture dated as of September 15, 1986 (as amended * and restated) between Chrysler Financial Corporation and Manufacturers Hanover Trust Company, Trustee. Filed as
          Exhibit 4-E to the Registrant's Registration Statement No. 33-27135 on Form S-3, and incorporated herein by reference.

   4-J Copy of Indenture dated as of September 15, 1986 (as amended * and restated) between Chrysler Financial Corporation and IBJ Schroder Bank & Trust Company (formerly J. Henry Schroder
          Bank & Trust Company), Trustee. Filed as Exhibit 4-F to the Registrant's Registration Statement No. 33-27135 on Form S-3, and incorporated herein by reference.

   4-K Copy of Forms of Warrant Agreements. Filed as Exhibit 4-M to * Registration Statement No. 33-27135 of Chrysler Financial Corporation, and incorporated herein by reference.

   4-L    Form of Fixed Rate Redeemable or Non-redeemable Note. Filed   *
          as Exhibit 4-L to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

   4-M Form of Fixed Rate Medium-Term Note. Filed as Exhibit 4-M to * Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

   4-N Form of Floating Rate Medium-Term Note. Filed as Exhibit 4-N * to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

   4-O    Form of Multi-Currency Fixed Rate Medium-Term Note. Filed as  *
          Exhibit 4-O to Registration Statement No. 33-50385 of
          Chrysler Financial Corporation, and incorporated herein by reference.

   4-P Form of Multi-Currency Floating Rate Medium-Term Note. Filed * as Exhibit 4-P to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

   4-Q    Form of Floating Rate (LIBOR-Based) Note. Filed as Exhibit    *
          4-Q to the Current Report on Form 8-K dated and filed
          November 22, 1993, and incorporated herein by reference.

   5-A    Opinion of Allan L. Ronquillo, Esq., Vice President and
          General Counsel of Chrysler Financial Corporation, including consent.

   12-A Chrysler Financial Corporation and Subsidiaries Computations of Ratios of Earnings to Fixed Charges.

   12-B Chrysler Corporation Consolidated Computations of Ratios of Earnings to Fixed Charges.

   23-A   Consent of Allan L. Ronquillo, Esq. (included in Exhibit 5-A)

   23-B   Consent of Deloitte & Touche.

    24 Powers of attorney pursuant to which the signatures of certain directors of Chrysler Financial Corporation have been affixed to this Registration Statement.

    25    Statement of Eligibility and Qualification of Trustee on Form
          T-1.
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 * Incorporated herein by reference.